Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

BY AND AMONG

AMEDISYS, INC.,

AMEDISYS HOLDING, L.L.C.

AND

JEFFREY D. JETER

DATED AS OF DECEMBER 30, 2009

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 30 th day of December, 2009 (the “Effective Date”), by and among Amedisys, Inc., a Delaware corporation having its headquarters at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana, 70816 (“Amedisys” or the “Company”), Amedisys Holding, L.L.C., a Louisiana limited liability company having its headquarters at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816 (“Holding”), and Jeffrey D. Jeter, a person of the age of majority having an address at [redacted] (“Executive”).

RECITALS

WHEREAS, Executive and the Company have entered into an employment agreement, dated December 19, 2007 (the “Original Agreement”);

WHEREAS, Executive and the Company desire to amend and restate the Original Agreement and add Holding, the Company’s top-tier holding company, as a party to the Agreement; and

WHEREAS, the Company and Holding desire to continue to employ Executive as the Company’s Chief Compliance Officer, and Executive desires to accept such continued employment, pursuant to the terms and conditions of this Agreement, which is intended to amend and restate the Original Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company, Holding and Executive (individually a “Party” and together the “Parties”) agree to be bound in accordance with the terms of this Agreement.

Section 1. Recitals. The above Recitals are incorporated herein by this reference.

Section 2. Definitions.

(a) The terms below are used in this Agreement, including the preamble and recitals, as so defined. As used herein, the following terms shall have the following meanings:

“After-Tax Proceeds” shall have the meaning set forth in Section 16.

“After-Tax Proceeds With Cut-Back” shall have the meaning set forth in Section 16.

“Agreement” shall have the meaning set forth in the preamble above.

“Award” shall have the meaning set forth in Section 9(a).

“Award Gain” shall have the meaning set forth in Section 9(a).

“Base Amount” shall have the meaning set forth in Section 16.

“Base Salary” shall have the meaning set forth in Section 5(a).

“Beneficial Owner” shall have the meaning set forth in Section 8(c).

“Board” shall have the meaning set forth in Section 5(a).

“Cause” shall have the meaning set forth in Section 8(b).

“Change in Control” shall have the meaning set forth in Section 8(c).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1984.

“COBRA Period” shall have the meaning set forth in Sections 8(c) and 8(e).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, or any successor provision of law, and the regulations promulgated thereunder.

“Committee” shall have the meaning set forth in Section 5(a).

“Company” shall have the meaning set forth in the preamble above.

“Confidential Information” shall have the meaning set forth in Section 10(c).

“Contingent Payments” shall have the meaning set forth in Section 16.

“Continued Participation Period” shall have the meaning set forth in Sections 8(c) and 8(e).

“Disability” shall have the meaning set forth in Section 8(a).

“Earliest Payment Date” shall mean (i) if the amount paid is subject to Section 409A of the Code and does not qualify for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the fifty-second (52nd) day after Executive’s termination of employment and (ii) if the amount paid is not subject to Section 409A of the Code or qualifies for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the earlier of the date in (i) above or the first date that Executive’s release of claims (as described in Section 8(i)) becomes irrevocable.

“Effective Date” shall have the meaning set forth in the preamble above.

“Exchange Act” shall have the meaning set forth in Section 8(c).

“Excise Tax” shall have the meaning set forth in Section 16.

“Executive” shall have the meaning set forth in the preamble above.

“Fair Market Value” shall have the meaning set forth in Section 6.

“Final Determination” shall have the meaning set forth in Section 16.

“Forfeiture Event” shall have the meaning set forth in Section 9(a).

“409A Payment Date” shall have the meaning set forth in Section 8(j).

“Good Reason” shall have the meaning set forth in Section 8(c).

“Gross-Up Amount” shall have the meaning set forth in Section 16.

“Holding” shall have the meaning set forth in the preamble above.

“Original Agreement” shall have the meaning set forth in the preamble above.

“Party” shall have the meaning set forth in the Recitals above.

“Parties” shall have the meaning set forth in the Recitals above.

“Person” shall have the meaning set forth in Section 8(c).

“Proceeding” shall have the meaning set forth in Section 15(a).

“Restricted Area” shall have the meaning set forth in Section 11(a).

“Restriction Period” shall have the meaning set forth in Section 11(b).

“Retirement” shall have the meaning set forth in Section 8(f).

“Severance Period” shall have the meaning set forth in Section 8(c).

“Significant Subsidiary” shall have the meaning set forth in Section 8(c).

“Subsidiary” shall have the meaning set forth in Section 10(d).

“Target Bonus” shall have the meaning set forth in Section 5(b).

“Taxes” shall have the meaning set forth in Section 16.

“Term of Employment” shall have the meaning set forth in Section 3(a).

“Willful” shall have the meaning set forth in Section 8(b).

(b) References to “Sections,” “Subsections,” and “Attachments” shall be to Sections, Subsections and Attachments, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 2(a) may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing gender include the other gender; references to “writing” include printing, typing lithography and other means of reproducing words in a tangible or visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to Parties include their respective permitted successors and assigns; and all references to statutes and regulations shall include any amendments of same and any successor statutes and regulations.

Section 3. Term of Employment.

(a) The term of Executive’s employment under this Agreement shall commence on the Effective Date and expire on the third (3rd ) anniversary of the Original Agreement (December 19, 2010) (the “Term of Employment”), unless terminated prior thereto in accordance herewith. This Agreement shall not be automatically renewable; however after the expiration of the Term of Employment, Executive’s employment shall continue on an “at will” basis. If following the expiration of the Term of Employment, there is a termination with Good Reason (as defined below) or a termination without Cause (as defined below), in either case, Executive shall be entitled to and his sole remedies under this Agreement shall be as set forth in Section 8(c).

(b) Notwithstanding anything in this Agreement to the contrary, at least one year prior to the expiration of the Term of Employment, upon the written request of the Company or Executive, the Parties shall meet to discuss this Agreement and may agree in writing to modify any of the terms of this Agreement.

Section 4. Title, Position, Duties and Responsibilities.

(a) Generally. Executive shall serve as Chief Compliance Officer of the Company. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the Chief Compliance Officer of corporations of similar size and businesses as the Company as they may exist from time to time and as are consistent with such positions and status. Executive shall devote all of his business time and attention (except for periods of vacation or absence due to illness and other activities permitted pursuant to Section 4(b)), and his best efforts, abilities, experience, and talent to the position of Chief Compliance Officer and for the Company’s businesses.

(b) Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations after prior consultation with and approval of the Board or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

(c) Place of Employment. Executive’s principal place of employment shall be the corporate offices of the Company.

(d) Rank of Executive Within Company. As Chief Compliance Officer of the Company, Executive shall report directly to the Chief Executive Officer of the Company or as the Board may otherwise direct.

Section 5. Base Salary; Target Bonus.

(a) Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices of the Company, of not less than $155,000 (“Base Salary”). The Base Salary shall be reviewed for increase (but not decrease) by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) no less than annually.

(b) Executive shall be eligible to participate in an annual incentive plan with a target award opportunity approved from year to year by the Board. The amount of target annual incentive approved by the Board and/or the Committee for any given year is herein referred to as the “Target Bonus.”

Section 6. Employee Incentive Compensation and Benefit Programs. During the Term of Employment, Executive shall be entitled to participate, in addition to the annual incentive plan referenced in Section 5(b), in such other incentive compensation, pension and welfare benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, deferral, health, medical, dental, long-term disability, travel accident and life insurance plans, subject to eligibility. The Company expressly retains the right to modify or terminate any such incentive compensation, pension and welfare benefit plans and programs in its sole discretion. In no case shall Executive be awarded any options or stock appreciation rights with an exercise price less than 100% of Fair Market Value. For purposes of this Agreement, “Fair Market Value” shall be equal to the price of the Company’s stock on the date of grant of such award as determined pursuant to the related award.

Section 7. Reimbursement of Business and Other Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such business expenses incurred in connection therewith, subject to documentation in accordance with the Company’s business expense reimbursement policies. All expenses described in this Section 7 shall be made in accordance with the Company’s business expense reimbursement policies and procedures for its senior executives (including timing), and such reimbursements will be made in any event no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. The expenses reimbursed by the Company during any taxable year of

Executive will not affect the expenses reimbursed by the Company in another taxable year. Further, this right to reimbursement is not subject to liquidation or exchange for another benefit.

Section 8. Termination of Employment.

(a) Termination Due to Death or Disability. In the event Executive’s employment with the Company is terminated due to his death or Disability (as defined below), Executive, his estate or his beneficiaries, as the case may be, shall be entitled to, and his or their sole remedies under this Agreement shall be:

(i) Base Salary through the date of death or Disability, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment as a result of death or Disability;

(ii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment as a result of death or Disability;

(iii) the immediate vesting of all unvested equity awards held by Executive in existence as of the date of the Original Agreement; and

(iv) all other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, the term “Disability” means Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) Termination by the Company for Cause.

(i) “Cause” shall mean:

(A) Executive’s willful and material breach of Sections 10, 11 or 12 of this Agreement;

(B) Executive is convicted of, or enters a plea of nolo contendere to, a felony;

(C) Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, willful violation of the Company’s code of conduct, or fails to follow reasonable and lawful directives of the Board which are consistent with this Agreement resulting, in either case, in material harm to the financial condition or reputation of the Company; or

(D) Executive engages in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes Oxley Act of 2002.

For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive.

(ii) A termination for Cause shall not take effect until a determination by the Board that, in its judgment, grounds for termination of Executive for Cause exist.

(iii) In the event the Company terminates Executive’s employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be:

(A) Base Salary through the date of the termination of his employment for Cause, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(B) any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment; and

(C) other or additional benefits then due or earned in accordance with applicable plans or programs of the Company.

(c) Termination by the Company Without Cause or Termination by Executive With Good Reason Prior to a Change in Control. In the event Executive’s employment with the Company is terminated without Cause (meaning Executive’s employment is terminated by the Company for any reason other than Cause (as defined in Section 8(b)) or due to death or Disability, which termination shall be effective as of the date specified by the Company in a written notice to Executive, or in the event Executive terminates his employment with Good Reason (as defined below), in either case prior to a Change in Control (as defined below), Executive shall be entitled to and his sole remedies under this Agreement shall be as follows:

(i) Base Salary through the date of termination of Executive’s employment, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(ii) an amount equal to 1.5 times the sum of (A) the Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a termination with Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) the actual prior year bonus, which amount shall be payable in substantially equal monthly installments in accordance with the Company’s payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date (the “Severance Period”) unless otherwise required to be paid in accordance with Section 8(j);

(iii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(iv) continued participation in the medical plan for Executive and his dependants who are qualified beneficiaries for purposes of continuation coverage under COBRA at the same benefit level at which he and such dependants were participating on the date of the termination of his employment at the same premium paid by similarly situated active employees during the applicable time period allowed for continuation of coverage under COBRA (the “COBRA Period”) until the earlier of the expiration of the Severance Period or the date on which Executive receives substantially comparable coverage and benefits under the medical plan of a subsequent employer (the “Continued Participation Period”); provided, however, if the COBRA Period terminates prior to the expiration of the Continued Participation Period, during the remainder of the Continued Participation Period Executive and such dependants will not be entitled to continued participation in the medical plan and the Company will pay directly to Executive, on a monthly basis during the remainder of the Continued Participation Period, an amount equal to the amount previously expended monthly by the Company for Executive’s and such dependants’ continued participation in the medical plan, and

(v) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

A termination with “Good Reason” shall mean a termination of Executive’s employment at his initiative as provided in this Section 8(c) following the occurrence, without Executive’s written consent, of one or more of the following events (except as a result of a prior termination):

(A) a material reduction in Executive’s Base Salary;

(B) a relocation of the corporate offices of the Company outside a 50-mile radius of Baton Rouge, Louisiana;

(C) a material diminution of Executive’s authority, responsibilities or duties;

(D) any action or inaction occurs which constitutes a material breach by the Company of its obligations under this Agreement.

For purposes of this Agreement, Good Reason shall not be deemed to have occurred unless (i) Executive provides the Company with notice of one of the conditions described above within ninety (90) days of the existence of the condition, (ii) the Company is provided at least thirty (30) days to cure the condition and fails to cure same within such thirty-day (30-day) period and (iii) Executive terminates employment within at least one hundred fifty (150) days of the existence of the condition.

A “Change in Control” shall be deemed to have occurred if:

(A) any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 50% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(B) during any 12-month period, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(C) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(D) the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the

Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom.

For purposes of this definition:

(A) The term “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

(B) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(C) The term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 14(d) thereof.

(d) Voluntary Termination. In the event of a termination of employment by Executive on his own initiative, other than a termination due to death, a termination with Good Reason or a Retirement pursuant to Section 8(f) below, Executive shall have the same entitlements as provided in Section 8(b)(iii) above for a termination for Cause. Notwithstanding any implication to the contrary, Executive shall not have the right to terminate his employment with the Company during the Term of Employment except in the event of a termination with Good Reason or Retirement, and any voluntary termination of employment during the Term of Employment in violation of this Agreement shall be considered a material breach.

(e) Termination by the Company Without Cause or Termination by Executive With Good Reason Following a Change in Control. In the event Executive’s employment with the Company is terminated by the Company without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to death or Disability, or in the event there is a termination with Good Reason (as defined above), in either case within one year following a Change in Control (as defined above), Executive shall be entitled to and his sole remedies under this Agreement shall be:

(i) Base Salary through the date of termination of Executive’s employment, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(ii) an amount equal to 2 times the sum of (A) the Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a termination with Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) the actual prior year bonus, which amount shall be payable in lump sum on the Earliest Payment Date, unless otherwise required to be paid in accordance with Section 8(j),

(iii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(iv) continued participation in the medical plan for Executive and his dependants who are qualified beneficiaries for purposes of continuation coverage under COBRA at the same benefit level at which he and such dependants were participating on the date of the termination of his employment at the same premium paid by similarly situated active employees during the applicable time period allowed for continuation of coverage under COBRA (the “COBRA Period”) until the earlier of the expiration of the Severance Period or the date on which Executive receives substantially comparable coverage and benefits under the medical plan of a subsequent employer (the “Continued Participation Period”); provided, however, if the COBRA Period terminates prior to the expiration of the Continued Participation Period, during the remainder of the Continued Participation Period Executive will not be entitled to continued participation in the medical plan and the Company will pay directly to Executive, on a monthly basis during the remainder of the Continued Participation Period, an amount equal to the amount previously expended monthly by the Company as of the last day of the COBRA Period for Executive’s and such dependants’ continued participation in the medical plan;

(v) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company; and

(vi) all awards made to Executive prior to the date of the Original Agreement shall vest, and Executive shall be entitled to the benefit of all such awards immediately upon a Change of Control.

(f) Retirement. Upon Executive’s Retirement (as defined below), Executive shall be entitled to and his sole remedies under this Agreement shall be:

(i) Base Salary through the date of termination of Executive’s employment, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(ii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(iii) the immediate vesting of all unvested equity awards held by Executive in existence as of the date of this Agreement, other than awards that are intended to constitute performance-based compensation within the meaning of Section 162(m) of the Code; and

(iv) all other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, “Retirement” shall mean Executive’s voluntary retirement from employment with the Company as approved by the Board in its sole discretion.

(g) No Mitigation; No Offset. In the event of any termination of employment, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.

(h) Nature of Payments. Any amounts due under this Section 8 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(i) No Further Liability; Release. In the event of Executive’s termination of employment, payment made and performance by the Company in accordance with this Section 8 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s rights under this Agreement. Other than payment and performance under this Section 8, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement in the event of Executive’s termination of employment. The Company conditions the payment of any severance or other amounts pursuant to this Section 8 upon (i) the delivery by Executive to the Company of a release in a form satisfactory to the Company, substantially in the form attached hereto as Attachment 1, releasing any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of this Agreement within such time following his termination of employment as will permit the release to become irrevocable on or before the Earliest Payment Date and (ii) such release actually becoming irrevocable by the Earliest Payment Date.

(j) Section 409A Specified Employee. If Executive is a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Section 8 which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 8(j) result in a delay of payments to Executive, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in this Section 8, provided that any amounts that would have been payable earlier but for application of this Section 8(j) shall be paid in lump-sum on the 409A Payment Date.

(k) Termination Without Cause Within 90 Days Prior to A Change in Control. Anything in this Agreement to the contrary notwithstanding, if Executive’s employment with the Company is terminated without Cause within 90 days prior to the date on which the Change in Control occurs, such termination shall be deemed to have occurred after a Change in Control for purposes of this Agreement.

(l) Financial Security For Payments Following a Change in Control. Following a Change in Control, at the request of Executive, the Company or its successor shall provide financial security reasonably acceptable to Executive for its obligations to make payments required by Section 8(e).

(m) Separation from Service. Anything in this Agreement to the contrary notwithstanding, no payment shall be made under this Section 8 and no Gross-Up Amount shall be paid under Section 16 unless the termination of employment or Retirement that gives rise to the payment also constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations issued thereunder, and solely for purposes of making the payments called for under this Section 8 or paying the Gross-Up Amount under Section 16, the first date as of which Executive has a separation from service shall be treated as the date his employment terminates.

Section 9. Forfeiture Provisions.

(a) Forfeiture of Stock Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements and Severance Payments. Unless otherwise determined by the Committee, upon termination of Executive’s employment for Cause, Executive’s engaging in competition with the Company or any Subsidiary after a voluntary termination of employment pursuant to Section 8(d), or Executive’s violation of any of the other restrictive covenants contained in Section 10, 11 or 12 (each a “Forfeiture Event”) while employed by the Company and for 18 months after such employment terminates, will result in:

(i) The unexercised portion of any stock option, whether or not vested, and any other Award (as defined below) not then settled (except for an Award that has not been settled solely due to an elective deferral by Executive and otherwise is not forfeitable in the event of any termination of Executive’s service) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event;

(ii) Executive will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by Executive upon each exercise of a stock option or settlement of an Award (regardless of any elective deferral) that occurred (A) during the period commencing with the date that is 6 months prior to the occurrence of the Forfeiture Event and the date 18 months after the Forfeiture Date, if the Forfeiture Event occurred while Executive was employed by the Company or a Subsidiary or affiliate, or (B) during the period commencing 6 months prior to the date Executive’s employment by the Company terminated and ending 18 months after the date of such termination, if the Forfeiture Event occurred after Executive ceased to be so employed. For purposes of this Section 9, the term “Award Gain” shall mean (i), in respect of a given stock option exercise, the product of (X) the Fair Market Value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares)

minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to Executive, the Fair Market Value of the cash or stock paid or payable to Executive (regardless of any elective deferral) less any cash or the Fair Market Value of any stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by Executive to the Company as a condition of or in connection such settlement; and

(iii) Executive will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of any payments made by the Company to Executive or on Executive’s behalf under Sections 8(c)(ii), 8(c)(iv), 8(e)(ii), and 8(iv).

For purposes of this Section 9, “Award” shall mean any cash award, stock option, stock appreciation right, restricted stock, deferred stock, bonus stock, dividend equivalent, or other stock-based or performance-based award or similar award, together with any related right or interest, granted to or held by Executive.

(b) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section 9, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

Section 10. Confidentiality; Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials.

(a) During the Term of Employment and thereafter, Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information (as defined below), except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b) During the Term of Employment and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c) “Confidential Information” shall mean (i) all information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (B) regarding the Company’s business or industry properly acquired by Executive in the course of his career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(d) “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.

(e) Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

(f) Executive agrees that, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

(g) Executive recognizes that all Confidential Information and copies or reproductions thereof, relating to the Company’s operations and activities made or received by Executive in the course of his Employment are the exclusive property of the Company. Upon any termination of employment, Executive agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied an any tangible medium of expression, provided that the foregoing shall not prohibit Executive from retaining his personal phone directories and rolodexes.

Section 11. Non-competition/Prior Employment Covenants.

(a) During Executive’s employment by the Company, Executive shall refrain from, without the written consent of the Company, directly or indirectly, whether individually or as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or owner of or in any capacity with any corporation, partnership, business, company or other entity, carrying on or engaging in, or assisting another to carry on or engage in, any other business, work or activity similar to the business, work or activity of the Company or its affiliates. During the Restriction Period (as defined below), Executive shall refrain from, without the written consent of the Company, directly or indirectly, whether individually or as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or owner of or in any capacity with any corporation, partnership, business, company or other entity, (i) carrying on or engaging in, or assisting another to carry on or engage in, any other business, work or activity similar to the business, work or activity of the Company or its affiliates in the geographical areas listed on Attachment 2 (the “Restricted Areas”) in which the Company or its affiliates are then engaged in business, and (ii) soliciting customers of the Company or its affiliates in the Restricted Area. The Parties acknowledge that the Company is expanding and in order to prevent ongoing, repetitious amendments to this Agreement solely for the purpose of updating the Restricted Areas, the Parties agree that the Restricted Areas, inclusive of Attachment 2, shall be self-amending to include all parishes, counties and States in which the Company conducts business or actively solicits business at any time during Executive’s employment with the Company and in no event shall such Restricted Areas be less than that contained in Attachment 2. The Parties intend and agree that Executive’s continued employment thereafter shall serve as the Parties’ constructive acceptance of an amendment to enlarge the Restricted Areas.

(b) For the purposes of this Section 11, “Restriction Period” shall mean the period beginning with the Effective Date and ending with:

(i) in the case of a termination of Executive’s employment by the Company without Cause or a termination by Executive with Good Reason, pursuant to Section 8(c) (whether during or after the Term of Employment), the Restriction Period shall terminate 18 months from the date of such termination;

(ii) in the case of a termination of Executive’s employment for Cause pursuant to Section 8(b) or in the case of a voluntary termination of Executive’s employment pursuant to Section 8(d) above (whether during or after the Term of Employment), 18 months from the date of such termination;

(iii) in the case of a Retirement pursuant to Section 8(f) above or a termination due to Disability pursuant to Section 8(a), 18 months from the date of Retirement or the date of the termination due to Disability;

(iv) in the case of any termination of Executive’s employment pursuant to Section 8(e) above, 18 months from the date of such termination.

(c) Executive represents and warrants to the Company that performance of Executive’s duties pursuant to this Agreement will not violate any agreements with or trade secrets of any other person or entity or previous employers, including without limitation agreements containing provisions against solicitation or competition.

Section 12. Non-solicitation of Employees and Customers. During the period beginning with the Effective Date and ending 18 months following the termination of Executive’s employment for any reason, Executive shall not induce: (i) employees of the Company or any Subsidiary to terminate their employment (provided, however, that the foregoing shall not be construed to prevent Executive from engaging in generic non-targeted advertising for employees generally), or (ii) customers of the Company or any Subsidiary to terminate their relationship with the Company, within the Restricted Areas. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.

Section 13. Remedies. In addition to whatever other rights and remedies the Company may have at equity or in law (including without limitation, the right to seek monetary damages), if Executive breaches any of the provisions contained in Sections 10, 11 or 12, the Company (a) shall have its rights under Section 9 of this Agreement, (b) shall have the right to immediately terminate all payments and benefits due under this Agreement and (c) shall, not withstanding Section 14, have the right to seek injunctive or other equitable relief, including but not limited to, the right to seek a temporary restraining order, preliminary injunction or permanent injunction, without the requirement to prove actual damages or to post any bond or other security. Executive hereby waves the requirement of posting bond or other security and acknowledges that such a breach of Sections 10, 11 or 12 would cause irreparable injury and that money damages alone would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 10, 11 or 12 has occurred.

Section 14. Resolution of Disputes. In the event that a Party to this Agreement has any claim, right or cause of action against another Party to this Agreement, which the Parties are unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such Party is for monetary damages or awards, will be determined by arbitration in accordance with the provisions of this Section 14.

(a) The Party claiming a cause of action or breach of this Agreement shall first provide the other Party with written notice of the breach. If the breach is not remedied within 15 days of said notice, the Party claiming the breach may request arbitration by serving upon the other a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within 15 days after receipt of such written demand and nomination, the other Party will, in writing, nominate a competent disinterested person, and the two arbitrators so designated will, within 15 days thereafter, select a third arbitrator. The three arbitrators will give immediate written notice of such selection to the Parties and will fix in said notice a time and place of the meeting of the arbitrators which will be in Baton Rouge, Louisiana, where all proceedings will be conducted, and will be held as soon as conveniently possible (but in no event later than 45 days after the appointment of the third arbitrator), at which time and place the Parties to the controversy will appear and be heard with respect to the right, claim or cause of action. In case the notified Party or Parties will fail to make a selection upon notice within the time period specified, the Party asserting such claim will appoint an arbitrator on behalf of the notified Party. In the event that the first two arbitrators selected will fail to agree upon a third arbitrator within 15 days after their selection, then such arbitrator may, upon application made by either of the Parties to the controversy, be appointed by any judge of the United States District Court for the Middle District of Louisiana.

(b) Each Party will present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and will also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the Parties in regard to the matter in dispute, the arbitrators will make their determination with respect to such claim, right or cause of action, within 30 days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), and will deliver such written determination to each of the Parties. The decision of said arbitrators, absent fraud, duress or manifest error, will be final and binding upon the Parties to such controversy and may be enforced in any court of competent jurisdiction. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not award any punitive damages. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or any judge of the United States District Court for the Middle District of Louisiana shall select a replacement arbitrator. The procedure set forth in this Section for selecting the arbitrators shall be followed from time to time as necessary. As to any claim, controversy, dispute or disagreement that under the terms hereof is made subject to arbitration, no lawsuit based on such matters shall be instituted by any of the Parties, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators. All privileges under Louisiana and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Louisiana law.

(c) The Company shall be responsible for advancing the cost of the arbitrators as well as the other costs of the arbitration. Each Party will pay the fees and expenses of its own counsel.

(d) Notwithstanding any other provisions of this Section 14, in the event that a Party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the Party or Parties asserting such claim, right or cause of action will have no obligations under this Section 14 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section 14 will limit or restrict the ability of any Party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

(e) Notwithstanding any other provisions of this Section 14, if the Company is seeking injunctive or other equitable relief from a dispute arising under or in connection with Sections 10, 11, or 12, the arbitration requirements of this Section 14 shall not apply.

(f) Any court proceedings relating to this Agreement shall be filed exclusively in the federal and state courts domiciled in Baton Rouge, Louisiana, and the Parties hereto consent to the venue and jurisdiction of such courts.

Section 15. Indemnification.

(a) Company Indemnity. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the State of Louisiana against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, provided Executive provides Company with prompt notice of such action or threatened action. Such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 15(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 15(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

Section 16. Excise Taxes.

(a) Notwithstanding any provision of this Agreement, or any other agreement, plan or arrangement to the contrary, if any portion of the Contingent Payments made or to be made to Executive would result in the imposition of an Excise Tax, then:

(i) if the After-Tax Proceeds With Gross-Up exceed the After-Tax Proceeds With Cut-Back, the Company shall pay to Executive an amount in cash equal to the Gross-Up Amount within 120 days after Executive terminates employment (and in any event no later than March 1 of the year following the year of termination).

(ii) if the After-Tax Proceeds With Cut-Back exceed the After-Tax Proceeds With Gross-Up, Executive shall not be paid the Gross-Up Amount and the aggregate amount of all payments to which Executive is entitled under this Agreement and all other agreements, plans and arrangements shall be reduced to the minimum extent necessary so that the aggregate present value of such payments equals no more than 299% of Executive’s Base Amount.

(b) All determinations required under this Section 16 shall be made by the Company’s independent accountants or compensation consultants, after due consideration of Executive’s comments with respect to the interpretation hereof, and all such determinations shall be conclusive, final and binding on the parties hereto, subject to a Final Determination.

(c) For purposes of this Section 16:

(i) “After-Tax Proceeds With Cut-Back” shall mean the fair market value of all Contingent Payments to Executive reduced to the minimum extent necessary so that the aggregate present value of such payments equals 299% of Executive’s Base Amount, and reduced further by the aggregate amount of all Taxes which would be imposed on Executive with respect to such Contingent Payments. The amount of Taxes deemed imposed with respect to such Contingent Payments shall be determined as if all events that could give rise to a Tax with respect to such Contingent Payments had occurred.

(ii) “After-Tax Proceeds With Gross-Up” shall mean the fair market value of all Contingent Payments to Executive plus the Gross-Up Amount, reduced by the aggregate amount of all Taxes which would be imposed on Executive with respect to such Contingent Payments. The amount of Taxes deemed imposed with respect to such Contingent Payments shall be determined as if all events that could give rise to a Tax with respect to such Contingent Payments had occurred.

(iii) “Base Amount” shall have the meaning set forth in Section 280G(b)(3) of the Code and the Treasury Regulations promulgated thereunder or any successor provisions of law.

(iv) “Contingent Payments” shall mean all payments in the nature of compensation payable to (or for the benefit of) Executive which would otherwise be treated as “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code) determined as if the thresholds set forth in Section 280G(b)(2)(A)(ii) of the Code were satisfied with respect to Executive.

(v) “Excise Tax” shall mean any Tax imposed upon Executive pursuant to Section 4999 of the Code.

(vi) “Final Determination” shall mean any final determination of liability that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including but not limited to the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations.

(vii) “Gross-Up Amount” shall mean the lesser of (i) $1,000,000 and (ii) the quotient equal to (A) the aggregate excise taxes which would be imposed on Executive under Section 4999 of the Code in connection with a Change in Control of the Company, determined without regard to the provisions of this Section 16, divided by (B) one minus the highest marginal income and excise Tax rate applicable to Executive for the calendar year in which occurred the Change in Control, determined as if all Contingent Payments were paid without regard to the provisions of this Section 16.

(viii) “Taxes” shall mean all federal, state and local income, employment and excise taxes (including Excise Taxes) imposed by any governmental authority.

Section 17. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.

Section 18. Assignability: Binding Nature; Solidary Obligations. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with a Change of Control of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a Change of Control, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of

Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 24 below. The obligations of the Company and Holding hereunder shall be considered solidary.

Section 19. Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. Executive hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental conditions which would cause him not to be able to perform his duties hereunder.

Section 20. Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes the Original Agreement and any other agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including, without limitation any prior change in control agreement between the Parties.

Section 21. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

Section 22. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Specifically, but without limitation, the parties agree that if any court of competent jurisdiction finds that any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in Sections 10, 11, or 12 is overly broad or unenforceable, then the Agreement should be reduced or amended to be enforceable to the maximum extent allowable under applicable law.

Section 23. Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

Section 24. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the

Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

Section 25. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Louisiana without reference to principles of conflict of laws. Subject to Section 14, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Middle District of Louisiana or (ii) the Nineteenth Judicial District Court for the Parish of East Baton Rouge, State of Louisiana. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

Section 26. Notices. Any notices given under this Agreement shall be in writing, and delivered or mailed, and if mailed, postage prepaid, certified, return receipt requested and addressed to the Company and to the Employee at the addresses set forth below, or such other addresses as the Parties may from time to time hereafter designate in writing, such notices to be effective upon receipt by the Party to whom such notice is addressed:

If to the Company:	AMEDISYS, INC. 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana, 70816 Attention: Chief Executive Officer

If to Holding	AMEDISYS HOLDING, L.L.C. 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana, 70816 Attention: President

If to Executive:	Jeffrey D. Jeter [Redacted]

Section 27. Captions. The captions contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Section 28. Counterparts. This Agreement may be executed in two or more counterparts.

Section 29. Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AMEDISYS, INC.

By:	/S/ William F. Borne
Name:	William F. Borne
Title:	Chief Executive Officer and Chairman

AMEDISYS HOLDING, L.L.C.

By:	/S/ Dale E. Redman
Name:	Dale E. Redman
Title:	Vice President

EXECUTIVE

/S/ Jeffrey D. Jeter
Jeffrey D. Jeter

ATTACHMENT 1

RELEASE

In exchange for certain termination payments, benefits and promises to which Jeffrey D. Jeter (“Executive”) would not otherwise be entitled, Executive, knowingly and voluntarily releases Amedisys, Inc., its subsidiaries, affiliates or related corporations, together with its/their officers, directors, agents, employees and representatives (collectively, the “Company”), of and from any and all claims, demands, obligations, liabilities and causes of action, of whatsoever kind in law or equity, whether known or unknown, which Executive has or ever had against the Company on or before the date of the execution of this Release, including but not limited to claims in common law, whether in contract or in tort, and causes of action under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sections 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. Section 12101 et seq., and all other federal, state or local laws, ordinances or regulations, for any losses, injuries or damages (including compensatory or punitive damages), attorney’s fees and costs arising out of employment or termination from employment with the Company.

Executive acknowledges that he has had a period of twenty-one (21) days from the date of receipt of this Release to consider it. Executive acknowledges that he has been given the opportunity to consult an attorney prior to executing this Release. This Release shall not become effective or enforceable until seven (7) days following its execution by Executive. Prior to the expiration of the seven-(7) day period, Executive may revoke Executive’s consent to this Release.

Executive acknowledges by executing this Release that Executive has returned to the Company all Company property in Executive’s possession.

Executive acknowledges that the terms of this Release and Executive’s separation of employment are confidential and, unless otherwise required by law or for the purposes of enforcing the Release or when needed to consult with Executive’s immediate family or tax or legal advisors, neither Executive nor Executive’s agents shall divulge, publish or publicize any such confidential information to any third parties or the media, or to any current or former employee, customer or client of the Company or its businesses or any of its affiliates.

EXECUTIVE ACKNOWLEDGES HE FULLY UNDERSTANDS THE CONTENTS OF THIS RELEASE AND EXECUTES IT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Signed:

Date:

ATTACHMENT ONE – Page 1

ATTACHMENT 2

Restricted Areas

The following counties, parishes, cities and/or municipalities:

Alabama

Autauga	Conecuh	Jackson	Perry
Baldwin	Coosa	Jefferson	Pickens
Barbour	Covington	Lamar	Pike
Bibb	Crenshaw	Lauderdale	Randolph
Blount	Cullman	Lawrence	Russell
Bullock	Dale	Lee	Shelby
Butler	Dallas	Limestone	St Clair
Calhoun	De Kalb	Lowndes	Sumter
Chambers	Elmore	Macon	Talladega
Cherokee	Escambia	Madison	Tallapoosa
Chilton	Etowah	Marengo	Tuscaloosa
Choctaw	Fayette	Marion	Walker
Clarke	Geneva	Marshall	Washington
Clay	Greene	Mobile	Wilcox
Cleburne	Hale	Monroe	Winston
Coffee	Henry	Montgomery
Colbert	Houston	Morgan

Alaska

Anchorage	Matanuska-Susitna

Arizona

Coconino	Maricopa	Pima	Yavapai
Gila	Navajo	Pinal	Yuma

Arkansas

Baxter	Independence	Lonoke	Sharp
Cleburne	Izard	Marion	Stone
Crawford	Jackson	Prairie	Van Buren
Faulkner	Johnson	Randolph	Washington
Fulton	Logan	Sebastian	Woodruff

California

Alameda	Orange	San Diego	Sutter
Contra Costa	Placer	San Francisco	Yolo
El Dorado	Riverside	San Mateo	Yuba
Los Angeles	Sacramento	Santa Clara	Sutter
Marin	San Bernardino	Santa Cruz	Yolo

ATTACHMENT TWO – Page 1

Colorado

Adams	Chaffee	Elbert	Larimer
Arapahoe	Denver	Fremont	Saguache
Boulder	Douglas	Jefferson	Weld
Broomfield	El Paso	Lake

Connecticut

Fairfield	Litchfield	New Haven	Tolland
Hartford	Middlesex	New London	Windham

Delaware

Kent	New Castle	Sussex

District of Columbia
Washington, D.C.

Florida

Alachua	Franklin	Lee	Polk
Baker	Gadsden	Leon	Putnam
Bay	Gilchrist	Levy	St Johns
Bradford	Glades	Liberty	St Lucie
Brevard	Gulf	Madison	Santa Rosa
Broward	Hamilton	Manatee	Sarasota
Calhoun	Hardee	Marion	Seminole
Charlotte	Hendry	Martin	Sumter
Citrus	Hernando	Miami-Dade	Suwannee
Clay	Highlands	Nassau	Taylor
Collier	Hillsborough	Okaloosa	Union
Columbia	Holmes	Okeechobee	Volusia
De Soto	Indian River	Orange	Wakulla
Dixie	Jackson	Osceola	Walton
Duval	Jefferson	Palm Beach	Washington
Escambia	Lafayette	Pasco
Flagler	Lake	Pinellas

ATTACHMENT TWO – Page 2

Georgia

Appling	Coweta	Jeff Davis	Rabun
Atkinson	Crawford	Jones	Randolph
Bacon	Dade	Lamar	Richmond
Baldwin	Dawson	Laurens	Rockdale
Banks	Dekalb	Liberty	Schley
Barrow	Douglas	Long	Spalding
Bartow	Effingham	Lowndes	Stephens
Ben Hill	Elbert	Lumpkin	Stewart
Bibb	Emanuel	Macon	Sumter
Brantley	Evans	Madison	Talbot
Bryan	Fannin	Marion	Tattnall
Butts	Fayette	Meriwether	Taylor
Candler	Floyd	Monroe	Tift
Carroll	Forsyth	Montgomery	Toombs
Catoosa	Franklin	Morgan	Towns
Charlton	Fulton	Murray	Treutlen
Chatham	Gilmer	Muscogee	Troup
Chattahoochee	Gordon	Newton	Turner
Chattooga	Greene	Oconee	Union
Cherokee	Gwinnett	Oglethorpe	Upson
Clarke	Habersham	Paulding	Walker
Clay	Hall	Pickens	Walton
Clayton	Harris	Pierce	Ware
Clinch	Hart	Pike	Wheeler
Cobb	Heard	Polk	White
Coffee	Henry	Pulaski	Whitfield
Colquitt	Jackson	Putnam	Wilkinson
Columbia	Jasper	Quitman	Worth

Idaho

Ada	Boise	Owyhee	Washington
Bannock	Canyon	Payette
Bingham	Gem	Power

Illinois

Boone	Gallatin	Lake	Saline
Carroll	Grundy	Lawrence	Stephenson
Clay	Hardin	Lee	Wabash
Clinton	Iroquois	Livingston	Washington
Cook	Jasper	Madison	Wayne
Crawford	Jo Daviess	McHenry	White
De Kalb	Kane	Monroe	Will
Du Page	Kankakee	Ogle	Winnebago
Edwards	Kendall	Richland
Ford	La Salle	St Clair

ATTACHMENT TWO – Page 3

Indiana

Adams	Gibson	La Porte	Randolph
Allen	Grant	Lawrence	St Joseph
Bartholomew	Greene	Madison	Scott
Benton	Hamilton	Marion	Shelby
Blackford	Hancock	Marshall	Spencer
Boone	Harrison	Martin	Starke
Brown	Hendricks	Monroe	Steuben
Carroll	Henry	Montgomery	Sullivan
Clark	Howard	Morgan	Tippecanoe
Clay	Huntington	Newton	Tipton
Clinton	Jackson	Noble	Vanderburgh
Crawford	Jasper	Orange	Vigo
Daviess	Jay	Owen	Wabash
De Kalb	Jefferson	Parke	Warren
Delaware	Jennings	Perry	Warrick
Dubois	Johnson	Pike	Washington
Elkhart	Knox	Porter	Wayne
Floyd	Kosciusko	Posey	Wells
Fountain	Lagrange	Pulaski	White
Fulton	Lake	Putnam	Whitley

Kansas

Butler	Elk	Kingman	Ottawa
Chase	Ellsworth	Leavenworth	Reno
Clay	Franklin	Lincoln	Rice
Cloud	Greenwood	Marion	Saline
Cowley	Harvey	McPherson	Sedgwick
Dickinson	Jefferson	Miami	Sumner
Douglas	Johnson	Mitchell	Wyandotte

Kentucky

Adair	Clark	Henry	Nicholas
Allen	Clinton	Jefferson	Oldham
Anderson	Cumberland	Jessamine	Owen
Barren	Daviess	Kenton	Pendleton
Bath	Estill	Laurel	Powell
Bell	Fayette	Lincoln	Pulaski
Boone	Franklin	Logan	Scott
Bourbon	Garrard	Madison	Shelby
Boyd	Grayson	Meade	Simpson
Boyle	Green	Menifee	Spencer
Breckinridge	Greenup	Mercer	Taylor
Bullitt	Hardin	Monroe	Trimble
Campbell	Harrison	Montgomery	Warren
Casey	Hart	Henry	Whitley

ATTACHMENT TWO – Page 4

Louisiana

Acadia	Evangeline	Morehouse	St Martin
Allen	Franklin	Natchitoches	St Mary
Ascension	Grant	Orleans	St Tammany
Assumption	Iberia	Ouachita	Tangipahoa
Avoyelles	Iberville	Plaquemines	Tensas
Beauregard	Jackson	Pointe Coupee	Terrebonne
Bienville	Jefferson	Rapides	Union
Caldwell	Jefferson Davis	Richland	Vermilion
Catahoula	Lafayette	St Bernard	Vernon
Claiborne	Lafourche	St Charles	Washington
Concordia	La Salle	St Helena	W Baton Rouge
E Baton Rouge	Lincoln	St James	W Carroll
E Carroll	Livingston	St John The Baptist	W Feliciana
E Feliciana	Madison	St Landry	Winn

Maine

Cumberland	York

Maryland

Anne Arundel	Cecil	Montgomery	Worcester
Baltimore	Dorchester	Prince Georges
Baltimore City	Harford	Somerset
Carroll	Howard	Wicomico

Massachusetts

Berkshire	Franklin	Middlesex	Suffolk
Bristol	Hampden	Norfolk	Worcester
Essex	Hampshire	Plymouth

Michigan

Arenac	Gratiot	Livingston	St Clair
Bay	Ingham	Macomb	Shiawassee
Clare	Ionia	Midland	Tuscola
Clinton	Isabella	Monroe	Washtenaw
Eaton	Jackson	Montcalm	Wayne
Genesee	Lapeer	Oakland	St Clair
Gladwin	Lenawee	Saginaw	Shiawassee

Minnesota

Anoka	Goodhue	Mower	Sibley
Carver	Hennepin	Olmsted	Wabasha
Dakota	Houston	Ramsey	Washington
Dodge	Le Sueur	Rice	Winona
Fillmore	McLeod	Sherburne	Wright

ATTACHMENT TWO – Page 5

Mississippi

Alcorn	Hinds	Lee	Sharkey
Benton	Issaquena	Lowndes	Simpson
Calhoun	Itawamba	Marion	Smith
Chickasaw	Jackson	Marshall	Stone
Claiborne	Jasper	Monroe	Tippah
Clarke	Jefferson	Neshoba	Tishomingo
Clay	Jefferson Davis	Newton	Union
Copiah	Jones	Oktibbeha	Walthall
Covington	Kemper	Pearl River	Warren
Forrest	Lafayette	Perry	Wayne
George	Lamar	Pontotoc	Yazoo
Hancock	Lauderdale	Prentiss
Harrison	Lawrence	Scott

Missouri

Barry	Dunklin	McDonald	St Louis City
Barton	Franklin	New Madrid	Ste Genevieve
Bollinger	Greene	Newton	Stoddard
Butler	Henry	Ozark	Stone
Camden	Hickory	Pike	Taney
Carter	Iron	Polk	Vernon
Cedar	Jasper	Reynolds	Warren
Christian	Jefferson	Ripley	Washington
Crawford	Laclede	St Charles	Wayne
Dade	Lawrence	St Clair	Webster
Dallas	Lincoln	St Francois
Douglas	Madison	St Louis

New Hampshire

Belknap	Hillsboro	Rockingham	Strafford
Carroll	Merrimack

New Mexico

Bernalillo	McKinley	Santa Fe	Valencia
Cibola	Sandoval	Torrance

New York

Allegany	Erie	Orleans	Wyoming
Cattaraugus	Nassau	Queens
Chautauqua	Niagara	Suffolk

ATTACHMENT TWO – Page 6

North Carolina

Alamance	Durham	Johnston	Rockingham
Cabarrus	Forsyth	Lee	Rowan
Caswell	Franklin	Lincoln	Sampson
Catawba	Gaston	Mecklenburg	Stokes
Chatham	Granville	Moore	Surry
Cleveland	Guilford	Orange	Vance
Cumberland	Harnett	Person	Wake
Davidson	Hoke	Randolph	Warren
Davie	Iredell	Robeson	Yadkin

Ohio

Allen	Fulton	Madison	Ross
Ashtabula	Geauga	Mahoning	Sandusky
Athens	Greene	Marion	Seneca
Belmont	Hamilton	Medina	Shelby
Butler	Hancock	Miami	Stark
Champaign	Hardin	Monroe	Summit
Clark	Harrison	Montgomery	Trumbull
Clermont	Henry	Morgan	Warren
Clinton	Huron	Noble	Washington
Cuyahoga	Jefferson	Ottawa	Wayne
Darke	Lake	Pickaway	Wood
Erie	Logan	Portage	Wyandot
Fayette	Lorain	Preble
Franklin	Lucas	Putnam

Oklahoma

Adair	Delaware	Logan	Pawnee
Alfalfa	Garfield	Love	Payne
Atoka	Garvin	Major	Pittsburg
Blaine	Grady	Marshall	Pontotoc
Bryan	Grant	Mayes	Pottawatomie
Caddo	Greer	McClain	Pushmataha
Canadian	Haskell	McCurtain	Rogers
Carter	Hughes	McIntosh	Seminole
Cherokee	Jackson	Murray	Sequoyah
Choctaw	Jefferson	Muskogee	Stephens
Cleveland	Johnston	Noble	Tillman
Coal	Kay	Nowata	Tulsa
Comanche	Kingfisher	Okfuskee	Wagoner
Cotton	Kiowa	Oklahoma	Washington
Craig	Latimer	Okmulgee	Washita
Creek	Le Flore	Osage	Woods
Custer	Lincoln	Ottawa	Woodward

ATTACHMENT TWO – Page 7

Oregon

Clackamas	Douglas	Multnomah	Washington
Columbia	Marion	Polk	Yamhill

Pennsylvania

Adams	Columbia	Lancaster	Pike
Allegheny	Crawford	Lawrence	Schuylkill
Armstrong	Cumberland	Lebanon	Somerset
Beaver	Dauphin	Lehigh	Susquehanna
Bedford	Delaware	Luzerne	Venango
Berks	Fayette	Mercer	Washington
Bucks	Franklin	Monroe	Wayne
Butler	Fulton	Montgomery	Westmoreland
Carbon	Greene	Northampton	Wyoming
Chester	Huntingdon	Perry	York
Clarion	Lackawanna	Philadelphia

Puerto Rico

Canovanas	Culebra	Loiza	San Juan
Carolina	Fajardo	Luquillo	Trujillo Alto
Ceiba	Guaynabo	Rio Grande	Vieques

Rhode Island

Bristol	Newport	Providence	Washington
Kent

South Carolina

Abbeville	Chesterfield	Hampton	Oconee
Aiken	Clarendon	Horry	Orangeburg
Allendale	Colleton	Jasper	Pickens
Anderson	Darlington	Kershaw	Richland
Bamberg	Dillon	Lancaster	Saluda
Barnwell	Dorchester	Laurens	Spartanburg
Beaufort	Edgefield	Lee	Sumter
Berkeley	Fairfield	Lexington	Union
Calhoun	Florence	Marion	Williamsburg
Charleston	Georgetown	Marlboro	York
Cherokee	Greenville	McCormick
Chester	Greenwood	Newberry

ATTACHMENT TWO – Page 8

Tennessee

Anderson	Fayette	Knox	Rhea
Bedford	Fentress	Lauderdale	Roane
Benton	Franklin	Lawrence	Robertson
Bledsoe	Gibson	Lewis	Rutherford
Blount	Giles	Lincoln	Scott
Bradley	Grainger	Loudon	Sequatchie
Campbell	Greene	Macon	Sevier
Cannon	Grundy	Madison	Shelby
Carroll	Hamblen	Marion	Smith
Carter	Hamilton	Marshall	Stewart
Cheatham	Hancock	Maury	Sullivan
Chester	Hardeman	McMinn	Sumner
Claiborne	Hardin	McNairy	Tipton
Clay	Hawkins	Meigs	Trousdale
Cocke	Haywood	Monroe	Unicoi
Coffee	Henderson	Montgomery	Union
Crockett	Henry	Moore	Van Buren
Cumberland	Hickman	Morgan	Warren
Davidson	Houston	Obion	Washington
Dekalb	Humphreys	Overton	Weakley
Decatur	Jackson	Pickett	White
Dickson	Jefferson	Polk	Williamson
Dyer	Johnson	Putnam	Wilson

ATTACHMENT TWO – Page 9

Texas

Aransas	Denton	Jim Wells	Orange
Atascosa	Duval	Johnson	Parker
Austin	Ellis	Karnes	Polk
Bandera	Falls	Kaufman	Rains
Bastrop	Fannin	Kendall	Refugio
Bee	Fayette	Kenedy	Rockwall
Bell	Ft Bend	Kleberg	San Jacinto
Bexar	Galveston	La Salle	San Patricio
Blanco	Goliad	Lampasas	Somervell
Bosque	Gonzales	Lavaca	Tarrant
Brazoria	Grayson	Lee	Travis
Brazos	Grimes	Leon	Trinity
Brooks	Guadalupe	Liberty	Tyler
Burleson	Hardin	Limestone	Van Zandt
Burnet	Harris	Live Oak	Victoria
Caldwell	Hays	Llano	Walker
Calhoun	Henderson	Madison	Waller
Chambers	Hill	McLennan	Washington
Collin	Hood	McMullen	Webb
Colorado	Houston	Medina	Wharton
Comal	Hunt	Milam	Williamson
Cooke	Jackson	Montague	Wilson
Coryell	Jasper	Montgomery	Wise
Dallas	Jefferson	Newton
De Witt	Jim Hogg	Nueces

ATTACHMENT TWO – Page 10

Virginia

Albemarle	Dinwiddie	Lancaster	Prince George
Alexandria	Essex	Lee	Prince William
Alleghany	Fairfax	Leesburg City	Pulaski
Amelia	Fairfax City	Lexington	Radford
Amherst	Falls Church	Loudoun	Richmond
Appomattox	Fauquier	Louisa	Richmond City
Arlington	Floyd	Lunenburg	Roanoke
Augusta	Fluvanna	Lynchburg	Rockbridge
Bedford	Franklin	Madison	Rockingham
Bedford City	Franklin City	Manassas	Russell
Bland	Frederick	Manassas Park	Salem
Botetourt	Fredericksburg	Martinsville	Scott
Brunswick	Galax	Mathews	Shenandoah
Buchanan	Giles	Mecklenburg	Smyth
Buckingham	Gloucester	Middlesex	Southampton
Buena Vista	Goochland	Montgomery	Spotsylvania
Campbell	Grayson	Nelson	Stafford
Caroline	Greene	New Kent	Staunton
Carroll	Greensville	Newport News	Suffolk
Charles City	Halifax	Norfolk	Surry
Charlotte	Hampton	Northampton	Sussex
Charlottesville	Hanover	Northumberland	Tazewell
Chesapeake	Harrisonburg	Nottoway	Virginia Beach
Chesterfield	Henrico	Orange	Washington
Clarke	Henry	Page	Waynesboro
Colonial Heights	Highland	Patrick	Westmoreland
Covington	Hopewell	Petersburg	Williamsburg
Craig	Isle Of Wight	Pittsylvania	Winchester
Culpeper	James City	Poquoson	Wise
Cumberland	King And Queen	Portsmouth	Wythe
Danville	King George	Powhatan	York
Dickenson	King William	Prince Edward

Washington

Benton	Ferry	Grant	Okanogan
Douglas

ATTACHMENT TWO – Page 11

West Virginia

Barbour	Harrison	Mingo	Summers
Boone	Jackson	Monongalia	Taylor
Brooke	Kanawha	Monroe	Tucker
Cabell	Lewis	Nicholas	Tyler
Calhoun	Lincoln	Ohio	Upshur
Clay	Logan	Pleasants	Wetzel
Doddridge	Marion	Preston	Wirt
Fayette	Marshall	Putnam	Wood
Gilmer	Mason	Raleigh	Wyoming
Grant	McDowell	Ritchie
Greenbrier	Mercer	Roane

Wyoming

Converse	Natrona	Niobrara	Platte
Fremont

ATTACHMENT TWO – Page 12